Exhibit 1.01

Edgewell Personal Care Company Conflict Minerals Report
For the Reporting Period from January 1, 2015 to December 31, 2015

This report for the reporting period from January 1, 2015 to December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the "Rule"). The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. "Conflict minerals" are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG). These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict.
If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the "Covered Countries"), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.
If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals' source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report ("CMR"), to the SEC that includes a description of those due diligence measures.

Company Overview
This report has been prepared by management of Edgewell Personal Care Company (herein referred to as "Edgewell," the "Company," "we," "us," or "our"). The information includes the activities of all majority-owned subsidiaries and its controlled subsidiaries that are required to be consolidated. It does not include the activities of entities that are not required to be consolidated.
Edgewell, headquartered in Saint Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care products. Edgewell offers a diversified range of consumer products in the wet shave, sun and skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Carefree®, Stayfree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes.
Prior to July 1, 2015, Edgewell was formally known as Energizer Holdings, Inc. ("EHI"). Effective July 1, 2015, Edgewell spun-off its Household Products Division into a separate, publicly traded company. For more information on this separation, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC. As the remaining company following the completion of the separation, Edgewell is also reporting the activities of EHI's Household Products Division for the period January 1, 2015 through June 30, 2015. The Household Products Division offered consumers a broad range of portable power solutions, anchored by the universally recognized Energizer® and Eveready® brands.
The Company identified conflict minerals contained in products: (i) for which conflict minerals are necessary to the functionality or production of those products; (ii) that were manufactured, or contracted to be manufactured by us; (iii) for which the manufacture was completed during calendar year 2015; and (iv) with respect to conflict minerals in such products, for which we were unable to reasonably determine that all of the conflict minerals contained therein did not originate in the Covered Countries (or did come from recycled or scrap sources) (the "Covered Products"). We believe that conflict minerals are present in the following products: power razors and trimmers and, for the period January 1, 2015 through June 30, 2015, round cell alkaline batteries, round cell carbon zinc batteries, lighting and chargers.

Conflict Minerals Policy
We have adopted a conflict minerals policy which expresses Edgewell's goal to ensure all 3TG minerals used in our products are "DRC conflict free". Our policy is publicly available on our website at http://edgewell.com/supplier-relations/. The website and information accessible through it are not incorporated into this document.

Supply Chain
A number of Edgewell's products contain advanced components and compounds manufactured by our suppliers. These suppliers may manufacture the components themselves or source some or all of the production to their suppliers. These suppliers may do the same with lower tier suppliers. We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for three to five years or more and we cannot unilaterally impose new contract terms or flow-down requirements. As we enter into new contracts, or our contracts renew, we have sought to include a clause under which our suppliers undertake that no 3TG that originated in the Covered Countries are incorporated in, or necessary to, the functionality or production of any product deliver to us, including in any component manufactured of such product by a third party.
Under the terms of these contracts, it will take a number of years to ensure that all our supplier contracts contain appropriate clauses. In the meantime, as described below, we are working with selected suppliers to obtain the 3TG sourcing information.
Due to the size of our supply base, it is not practicable to conduct a survey of all our suppliers and we believed a reasonable approach would be to conduct a survey of the suppliers who provided 3TG-containing raw materials for products in relevant product supply chains as well as sourced product suppliers in 2015. We assessed our industry as well as others and concluded that this risk-based approach is consistent with how many peer companies are approaching the Rule. We have also implemented software designed to facilitate and track our supplier surveys.
Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in our sector and other sectors. Accordingly, we participate in a number of industry-wide initiatives, including the EICC-Global e-Sustainability Initiative's ("EICC-GeSI") Conflict Free Sourcing Initiative ("CFSI"), an industry-wide initiative supporting upstream actors in the supply chain.
In accordance with the OECD Guidance (as defined below) and the Rule, this report is available on our website at http://edgewell.com/supplier-relations. The website and information accessible through it are not incorporated into this document.

Reasonable Country of Origin Inquiry ("RCOI") Results
We conducted RCOI surveys as described under "Supply Chain" above. We rely on suppliers, whose components contain 3TG, to disclose the origin of any 3TG used in their manufacturing processes and to identify the 3TG processing facilities within their supply chain. Our direct suppliers are similarly reliant upon information provided by lower tier suppliers. We reviewed the responses that we received against criteria developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the template. We have worked directly with suppliers to provide revised responses.
The large majority of the responses received provided data at a company or divisional level or, as described above, were unable to specify the smelters or refiners used or countries or origin for components supplied to Edgewell. This was predominantly true for responses related to household products. We are therefore unable to determine whether any of the conflict minerals reported by the suppliers were contained in components or parts supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

Design of Due Diligence Framework
Our due diligence framework was designed to conform, in material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the "OECD Guidance") and the related Supplements for 3TG.

Due Diligence Measures Performed
Due diligence measure we performed include, but are not limited to:

•	Communicating our policy on conflict minerals to direct suppliers.

•	Communicating the commitments and requirements expected of our direct suppliers, supported by, when appropriate, email and phone dialogues.

•
Determining whether smelter and refiner names were included on the Conflict Free Sourcing Initiative's Compliant Smelter Report ("CSR"). The CSR is generally understood to contain the names of smelters and the associated risk level of their mineral sourcing.

•	Supporting third party audits of 3TG smelters and refiners through our participation in the CFSI.

•
Approving a risk management plan, through which the material risks to the Company related to the conflict minerals program are managed and monitored. We have found no instances where it was necessary to terminate a contract or find a replacement supplier to date.

•	Providing updates to senior management and the Audit Committee of the Board of Directors.

Due Diligence Results
Through our participation in CFSI and requesting our suppliers to complete the EICC-GeSI template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain. We have identified approximately 105 smelters and refiners included in our suppliers' supply chains, with all but about five associated with Household Products. Nonetheless, most of our supplier responses were provided at a company level. Many suppliers did not provide verifiable smelter or processing information or responded at a company-wide level which did not allow us to conclude that the conflict minerals were processed by any one particular facility. Based on the information provided by our suppliers, we could not identify how many of these smelters produced materials specifically used in Personal Care and Household Products. Therefore, it is possible that none of the material from these smelters actually entered our supply chain. The list of smelters and refiners and the identified countries of origin are included as Appendix A.
Accordingly, Edgewell believes it is reasonable to conclude that the Covered Products are "DRC conflict undeterminable," as defined in the Rule.

Steps to be Taken to Mitigate Risk
We intend to take the following steps to improve the due diligence conducted to further mitigate risk that the necessary conflict minerals in our Covered Products could benefit armed groups in the DRC or adjoining countries:

•	Continue to incorporate a conflict minerals flow-down clause in new or renewed supplier contracts;

•	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses;

•
Engage any of our suppliers found to be supplying us with 3TG from sources that support conflict in the DRC or any adjoining country to establish an alternative source of 3TG that does not support such conflict;

•	Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

Appendix A - List of Smelters/Refiners and Identified Countries of Origin
Based on the information that was provided by our suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the conflict minerals contained in the Covered Products included the smelters and refiners listed below. We are unable to definitively link the identified smelters and refiners to only those products and materials in our supply chain; therefore, our smelter and refiner list likely contains more processing facilities than are actually in our supply chain and used to manufacture the Covered Products.
Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information to conclusively determine the country of origin of all of the conflict minerals in the Covered Products. At the same time, we received no information from our suppliers indicating that the 3TG in our Covered Products directly or indirectly financed or benefited armed groups in the Covered Countries. Also, due to the manner in which our suppliers disclosed country of origin information, we do not believe that all of the countries named are actually in our supply chain or Covered Products. However, based on the information that has been obtained, the Company has reasonably determined that the conflict minerals may have originated from the countries listed in the table below.
Based on the information obtained pursuant to the due diligence process, the Company believes there is a risk that the Covered Products may contain conflict minerals from the Covered Countries. The Company's due diligence into the supply chain was unable to determine whether any of the Covered Products did or did not contain any conflict minerals from any Covered Country which directly or indirectly financed or benefited armed groups, as defined in the Rule.

Metal	Smelter Reference List	Smelter Name	Smelter Country	Smelter Identification
Tin	China Yunnan Tin Co Ltd.	Yunnan Tin Group (Holding) Company Limited	CHINA	CID002180
Tin	Yunnan Chengfeng	Yunnan Chenfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	MSC	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Minsur	Minsur	PERU	CID001182
Tin	Mineração Taboca S.A.	Mineração Taboca S.A.	BRAZIL	CID001173
Tin	Cooper Santa	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295
Tin	Thaisarco	Thaisarco	THAILAND	CID001898
Tin	PT Mitra Stania Prima	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	China Tin Group Co., Ltd.	Nyrstar	AUSTRALIA	CID001070
Tin	CV United Smelting	CV United Smelting	INDONESIA	CID000315
Tin	OMSA	Operaciones Metalurgical S.A.	BOLIVIA	CID001337
Tin	PT Bukit Timah	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Refined Bangka Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PTO Stanindo Inti Perkasa	PTO Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Timah (Persero) Tbk Mentok	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482
Tin	Metallo-Chimique N.V.	Metallo-Chimique N.V.	BELGIUM	CID002773
Tin	PT Timah (Persero) Tbk Mentok	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482
Tin	Empresa Metalúrgica Vinto	EM Vinto	BOLIVIA	CID000438
Tin	Kai Unita Trade Limited Liability Company	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	PT Tambang Timah	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477
Tin	Alpha	Alpha	UNITED STATES	CID000292
Tin	EM Vinto	EM Vinto	BOLIVIA	CID000438
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	Operaciones Metalurgical S.A.	Operaciones Metalurgical S.A.	BOLIVIA	CID001337

Metal	Smelter Reference List	Smelter Name	Smelter Country	Smelter Identification
Tin	PT Bangka Prima Tin	PT Bangka Prima Tin	INDONESIA	CID002776
Tin	PT Bangka Tin Industry	PT Bangka Tin Industry	INDONESIA	CID001419
Tin	PT Eunindo Usaha Mandiri	PT Eunindo Usaha Mandiri	INDONESIA	CID001438
Tin	White Solder Metalurgia e Mineração Ltda.	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Tin	Yunnan Tin Group (Holding) Company Limited	Yunnan Tin Group (Holding) Company Limited	CHINA	CID002180
Tin	Fenix Metals	Fenix Metals	POLAND	CID000468
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Metalor USA Refining Corporation	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Ohio Precious Metals, LLC	Elemetal Refining, LLC	UNITED STATES	CID001322
Gold	China's Shandong Gold Mining Co., Ltd.	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	AngloGold Ashanti Córrego do Sítio Mineração	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058
Gold	Argor-Heraeus SA	Argor-Heraeus SA	SWITZERLAND	CID000077
Gold	Aurubis AG	Aurubis AG	GERMANY	CID000113
Gold	CCR Refinery - Glencore Canada Corporation	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Chimet S.p.A.	Chimet S.p.A.	ITALY	CID000233
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Heimerle + Meule GmbH	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Ltd. Hong Kong	Heraeus Ltd. Hong Kong	CHINA	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Asahi Refining Canada Limited	Asahi Refining Canada Limited	CANADA	CID000924
Gold	Asahi Refining USA Inc.	Asahi Refining USA Inc.	UNITED STATES	CID000920
Gold	Kojima Chemicals Co., Ltd.	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Materion	Materion	UNITED STATES	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalor Technologies SA	Metalor Technologies SA	SWITZERLAND	CID001153
Gold	Metalor Technologies (Hong Kong) Ltd.	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor USA Refining Corporation	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Nihon Material Co., Ltd.	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Elemetal Refining, LLC	Elemetal Refining, LLC	UNITED STATES	CID001322
Gold	Royal Canadian Mint	Royal Canadian Mint	CANADA	CID001534
Gold	SEMPSA Joyería Platería SA	SEMPSA Joyería Platería SA	SPAIN	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Sumitomo Metal Mining Co., Ltd.	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Solar Applied Materials Technology Corp.	Solar Applied Materials Technology Corp.	TAIWAN	CID001761

Metal	Smelter Reference List	Smelter Name	Smelter Country	Smelter Identification
Gold	Tanaka kikinzoku kogyo K.k	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Umicore SA Business Unit Precious Metals Refining	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Valcambi SA	Valcambi SA	SWITZERLAND	CID002003
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	CID002243
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Tantalum	Conghua Tantalum and Niobium Smeltry	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291
Tantalum	Exotech Inc.	Exotech Inc.	UNITED STATES	CID000456
Tantalum	F&X Electro-Materials Ltd.	F&X Electro-Materials Ltd.	CHINA	CID000460
Tantalum	Global Advanced Metals Boyertown	Global Advanced Metals Boyertown	UNITED STATES	CID002557
Tantalum	Hi-Temp Specialty Metals, Inc.	Hi-Temp Specialty Metals, Inc.	UNITED STATES	CID000731
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	LSM Brasil S.A.	LSM Brasil S.A.	BRAZIL	CID001076
Tantalum	Molycorp Silmet A.S.	Molycorp Silmet A.S.	ESTONIA	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	Solikamsk Magnesium Works OAO	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Tantalum	Ulba Metallurgical Plant JSC	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Tantalum	Zhuzhou Cemented Carbide	Zhuzhou Cemented Carbide	CHINA	CID002232
Tantalum	Global Advanced Metals Boyertown	Global Advanced Metals Boyertown	UNITED STATES	CID002557
Tantalum	H.C. Starck Co., Ltd.	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck GmbH Goslar	H.C. Starck GmbH Goslar	GERMANY	CID002545
Tantalum	H.C. Starck GmbH Laufenburg	H.C. Starck GmbH Laufenburg	GERMANY	CID002546
Tantalum	H.C. Starck Hermsdorf GmbH	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	H.C. Starck Inc.	UNITED STATES	CID002548
Tantalum	H.C. Starck Co., Ltd.	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck Smelting GmbH & Co.KG	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002550
Tantalum	Plansee SE Liezen	Plansee SE Liezen	AUSTRIA	CID002540
Tantalum	Plansee SE Reutte	Plansee SE Reutte	AUSTRIA	CID002556
Tantalum	H.C. Starck GmbH Goslar	H.C. Starck GmbH Goslar	GERMANY	CID002545
Tungsten	Allied Material Corporation	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Global Tungsten & Powders Corp.	Global Tungsten & Powders Corp.	UNITED STATES	CID000568
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Tungsten	Kennametal Huntsville	Kennametal Huntsville	UNITED STATES	CID000105
Tungsten	Kennametal Fallon	Kennametal Fallon	UNITED STATES	CID000966

Metal	Smelter Reference List	Smelter Name	Smelter Country	Smelter Identification
Tungsten	Pobedit, JSC	Pobedit, JSC	RUSSIAN FEDERATION	CID002532
Tungsten	Hydrometallurg, JSC	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Tungsten	A.L.M.T. TUNGSTEN Corp.	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	CID000868